Exhibit 99.(d)(17)(ii)

Amendment No. 1 to

Subadvisory AGREEMENT

This AMENDMENT is made effective on the 14th day of December, 2020 (the “Amendment”) to the Subadvisory Agreement (“the Agreement”) made the 31st day of December 2019, among Pacific Asset Management LLC, a Delaware Limited Liability Company (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust (the “Trust”).

WHEREAS, the Investment Adviser, the Subadviser and the Trust are parties to the Agreement;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

PACIFIC ASSET MANAGEMENT LLC

By:	/s/ Dominic Nolan
Name: Dominic Nolan
Title: Senior Managing Director

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President